Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-177355 of our reports dated March 1, 2011, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

October 27, 2011